EXHIBIT 10.1
INVESTMENT AND SHAREHOLDERS’ AGREEMENT
Spepharm Holding B.V.
by and among
1.	TVM Life Science Ventures VI L.P., c/o M&C Corporate Services Ltd., P.O. Box 309, Ugland House, South Church Street, Grand Cayman, Cayman Islands
- hereinafter referred to as “TVM LP” -
2.	TVM Life Science Ventures VI GmbH & Co. KG, Maximilianstr. 35 c, D-80539 Munich, Germany
- hereinafter referred to as “TVM KG” -
3.	Life Sciences Opportunities Fund (Institutional) II, L.P., 126 East 56 th Street, 28 th Floor, New York, NY 10022, U.S.A.
- hereinafter referred to as “LSOFI” -
4.	Life Sciences Opportunities Fund II, L.P., 126 East 56 th Street, 28 th Floor, New York, NY 10022, U.S.A.
- hereinafter referred to as “LSOF” -
5.	ARCADE SARL, 40 Rue des Mathurins, 75008 Paris, France
- hereinafter referred to as “ARCADE” -
- TVM LP, TVM KG, LSOFI, LSOF and ARCADE hereinafter referred to as “Investors” -
as well as
6.	Valera Pharmaceuticals Inc., 7 Clarke Drive, Cranbury, NJ, USA 08512-3617
- hereinafter referred to as “Valera” -
- Valera and the Investors as well as other future shareholders of Spepharm Holding B.V., which may accede to this
Shareholders Agreement, hereinafter referred to as “Shareholders” -
and
7.	Jean-François Labbé, 27 Allée des Bocages, 78110 Le Vésinet, France
- hereinafter referred to as “JFLAB” -
as well as, upon its incorporation and accession hereto,
8.	Spepharm Holding B.V., c/o Mr Wim van Bree, Heinsiuslaan 43, 3818 JG Amersfoort, The Netherlands

- hereinafter referred to as the “Company” -.
All of the above stated parties — as well as any third party that accedes to this Investment and Shareholders’ Agreement (“this Agreement”) in the future as of such accession — hereinafter: the “Parties”.

Recitals
Sec. 1 Foundation of Spepharm and Loan Commitment by LSOFI and LSOF
Sec. 2 First Capital Increase
Sec. 3 Second Capital Increase
Sec. 4 General Obligations with regard to Capital Increases / Syndication
Sec. 5 Default on Investment Obligation
Sec. 6 Valera’s Covenant to obtain Shire Waiver/Licence
Sec. 7 Other Covenants
Sec. 8 Intellectual Property Rights
Sec. 9 Transfer of Shares / Notification
Sec. 10 Rights of First Refusal
Sec. 11 Tag-Along Rights
Sec. 12 Drag-Along Rights
Sec. 13 Restrictions of Transfer
Sec. 14 Share Transfers and Share Issuance under Accession to this Agreement
Sec. 15 Transfers to Affiliated Companies and Funds
Sec. 16 Stock Incentive Scheme
Sec. 17 Supervisory Board
Sec. 18 Information
Sec. 19 Refinancing by KfW
Sec. 20 Effective Date / Succession of Rights
Sec. 21 Delivery Addresses and Authorised Recipients
Sec. 22 Amendments to and Cancellation of this Agreement
Sec. 23 Miscellaneous

Recitals
Valera and the Investors intend to jointly create, incorporate and finance a Dutch B.V. under the name of Spepharm Holding B.V. with its registered office in Amsterdam to serve as the parent company of a European specialty pharmaceutical group of companies with the vision to become one of the leading suppliers of specialty urology and endocrinology products to the European market place. For this purpose and in order to regulate the legal relationship among themselves as future shareholders of the Company, Valera and the Investors enter into the following agreement, which they expect the Company to accede to in due course:
Sec. 1
Foundation of Spepharm and Loan Commitment by LSOFI and LSOF
(1)	Immediately after signing this Agreement, the Investors and Valera shall set up a new B.V. under Dutch law to be named Spepharm Holding B.V. (the “Company”), and shall provide all information necessary to apply to the ministry of justice for its consent to the Company’s incorporation. The Investors and Valera shall be entitled and obliged to subscribe for the Company’s initial shares and make payments in the following amounts (with the term “cost” referring to Sec. 23 (4) below):

		Payment in EUR
	Shares	Nominal	Premium	Total
TVM LP	181,700	1,817	668,396 - cost	670,213 - cost

TVM KG	655,400	6,554	2,410,935 - cost	2,417,489 - cost

LSOFI	469,900	4,699	1,728,561 - cost	1,733,260 - cost

LSOF	84,100	841	309,368 - cost	310,209 - cost

ARCADE	88,100	881	324,082 - cost	324,963 - cost

Valera	367,492	3,674.92	—	3,674.92
The payments of the nominal amounts shall be effected to the Company’s bank account and the payments of the premium shall be effected to a notary’s third party account, in each case immediately upon the consent to the Company’s incorporation by the ministry of justice having been granted. Without delay upon the receipt of all payments set forth above on the Company’s bank account and on the notary’s third party account, respectively, the notarial deed for incorporation of the Company shall be executed.
(2)	The Shareholders shall adopt articles of association for the Company in the form set out in Appendix 1.2.
(3)	JFLAB shall become the Company’s initial director. Immediately after the foundation deed of the Company has been executed, JFLAB shall offer to the Company the conclusion of a service agreement at terms and conditions as set forth in Appendix 1.3.
(4)	The Shareholders shall appoint Messrs. David Tierney, James Gale, Hubert Birner and Bernd Seibel as members of the Company’s initial supervisory board. The Parties shall, to the extent legally permissible and respecting the independence of the supervisory board and its members, use their best efforts and all the influence they have to the effect that the supervisory board adopts the Rules of Procedure for the Management as set forth in Appendix 1.4 immediately upon their appointment.

(5)	LSOFI and LSOF undertake to grant to the Company, immediately upon the Company’s incorporation, short term loans in the amount of EUR 890,568 and EUR 159,432, respectively, at the terms and conditions set forth in the draft loan agreement as attached hereto as Appendix 1.5.
Sec. 2
First Capital Increase
(1)	If the Company requires additional funds, it shall inform the Shareholders accordingly in writing. Each Investor shall, within six weeks as of receipt of such information, notify the Company and the Shareholders whether such Investor supports the additional funding. If Investors, who hold (together) a Qualified Investor Majority (as defined in Sec. 23 (1) below), notify the Company and the Shareholders within such six weeks period of their support of the additional funding, the Company shall without delay call for a written shareholders resolution of an increase of the Company’s share capital from EUR 18,466.92 by up to EUR 25,536.83 to up to EUR 44,003.75 by issuing new shares in the Company (the “First Capital Increase”) to Valera and the Investors. All Shareholders shall participate in, and vote in favour of, the resolution on the First Capital Increase, waiving all requirements as to the form and time period for calling such shareholders resolution.
(2)	The Investors shall then each be entitled and obliged to subscribe for the Company’s new shares from the First Capital Increase and make payments in the following amounts (with the term “cost” referring to Sec. 23 (4) below):

		Payment in EUR
	Shares	Nominal	Premium	Total
TVM LP	86,000	860	316,357 - cost	317,217 – cost

TVM KG	310,400	3,104	1,141,828 - cost	1,144,932 – cost

LSOFI	576,300	5,763	2,119,960 - cost	2,125,723 – cost

LSOF	103,200	1,032	379,629 - cost	380,661 – cost

ARCADE	88,100	881	—	881
provided, that one or more third party investors (or any of the Investors) agree to subscribe for new shares from the First Capital Increase and make payments in the following amounts:

		Payment in EUR
	Shares	Nominal	Premium	Total
Third party investor(s)	881,500	8.815	3,242,660 — cost	3,251,475 – cost
The payments set forth above in this Sec. 2 (2) shall be effected, within one week after the resolution on the First Capital Increase has been taken, to a notary’s third party account, instructing the notary to pay these amounts to the Company upon the execution of the notarial deed on the First Capital Increase and issuance of the new shares as set forth in the above table.
(3)	Immediately upon payment of all of the above stated amounts, but in any event after the lapse of four weeks as of the Shareholders’ resolution on the First Capital Increase, the Company shall inform Valera on the extent to which the First Capital Increase has been subscribed and paid pursuant to Sec. 2 (2), and shall offer to issue to Valera 19.9% of the entire new shares from the First Capital Increase (i.e., the aggregate amount of the new shares subscribed and paid for pursuant to Sec. 2 (2) plus the shares to be allotted to Valera pursuant to this Sec. 2 (3) so that following such issuance Valera would own 19.9%, or – in case of Sec. 6 (2) – 19.4%, of the outstanding shares of the Company) at a price that equals such shares’ nominal amount. Valera shall subscribe and pay for those shares within one week as of receipt of such offer, or the offer shall lapse. Valera’s payment shall be made to the same notary’s third party account as used for the purpose of Sec. 2 (2), equally instructing the notary to pay these amounts to the Company upon the execution of the notarial deed on the First Capital Increase and issuance of the respective new shares to Valera.
(4)	In addition to the payment set forth to be made to the Company by ARCADE in the table in Sec. 2 (2), ARCADE hereby commits towards the Shareholders, but without obliging itself towards the Company, and provided that the Company has not filed for insolvency or has become obliged to file for insolvency prior to such payment, to make an additional payment of EUR 324,082 minus cost (see Sec. 23 (4) below) into the Company’s capital reserves at the latest immediately prior to any of the following events: (i) a Trade Sale (as defined in Sec. 12 (1) below); (ii) an initial public offering of shares of the Company; (iii) the liquidation of the Company (but not in the context of an insolvency); and (iv) any transfer of any shares by ARCADE except for share transfers under Sec. 15 (1) if the acquirer assumes this payment obligation. Nothing in this Sec. 2 (4) shall be interpreted to grant to the Company any right or claim to the additional payment by ARCADE.
Sec. 3
Second Capital Increase
(1)	If after implementation of the First Capital Increase the Company requires additional funds, it shall inform the Shareholders accordingly in writing. Each Investor shall, within six weeks as of receipt of such information, notify the Company and the Shareholders whether such Investor supports the additional funding. If Investors, who hold (together) a Qualified Investor Majority (as defined in Sec. 23 (1) below), notify the Company and the Shareholders within such six weeks period of their support of the additional funding, the Company shall without delay call for a written shareholders resolution of a further increase of the Company’s share capital by up to EUR 23,691.64 by issuing new shares in the Company (the “Second Capital Increase”) to Valera and the Investors. All Shareholders shall participate in, and vote in favour of, the resolution on the Second Capital Increase, waiving all requirements as to the form and time period for calling such shareholders resolution.
(2)	The Investors shall then each be entitled and obliged to subscribe for the Company’s new shares from the Second Capital Increase and make payments in the following amounts:

		Payment in EUR
	Shares	Nominal	Premium	Total
TVM LP	144,200	1,442	530,450	531,892

TVM KG	520,100	5,201	1,913,225	1,918,426

LSOFI	563,400	5,634	2,072,507	2,078,141

LSOF	100,900	1,009	371,168	372,177

ARCADE	95,000	950	—	950

Third party investor(s)	474,100	4.741	1,744,011	1,748,752
Such payments shall be effected, within one week after the resolution on the Second Capital Increase has been taken, to a notary’s third party account, instructing the notary to pay these amounts to the Company upon the execution of the notarial deed on the Second Capital Increase and issuance of the new shares as set forth in the above table.
(3)	Immediately upon payment of all of the above stated amounts, but in any event after the lapse of four weeks as of the Shareholders’ resolution on the Second Capital Increase, the Company shall inform Valera on the extent to which the Second Capital Increase has been subscribed and paid pursuant to Sec. 3 (2), and shall offer to issue to Valera 19.9%, or – in case of Sec. 6 (2) – 19.4%, of the entire new shares from the Second Capital Increase (i.e., the aggregate amount of the new shares subscribed and paid for pursuant to Sec. 3 (2) plus the shares to be allotted to Valera pursuant to this Sec. 3 (3) so that following such issuance Valera would own 19.9%, or – in case of Sec. 6 (2) – 19.4%, of the outstanding shares of the Company, provided that Valera has fully subscribed to the shares offered to Valera pursuant to Sec. 2 (3)) at a price that equals such shares’ nominal amount. Valera shall subscribe and pay for those shares within one week as of receipt of such offer, or the offer shall lapse. Valera’s payment shall be made to the same notary’s third party account as used for the purpose of Sec. 3 (2), equally instructing the notary to pay these amounts to the Company upon the execution of the notarial deed on the Second Capital Increase and issuance of the respective new shares to Valera.
(4)	In addition to the payment set forth to be made to the Company by ARCADE in the table in Sec. 3 (2), ARCADE hereby commits towards the Shareholders, but without obliging itself towards the Company, and provided that the Company has not filed for insolvency or has become obliged to file for insolvency prior to such payment, to make an additional payment of EUR 349,464 (on top of the additional payment under Sec. 2 (2) above) into the Company’s capital reserves at the latest immediately prior to any of the following events: (i) a Trade Sale (as defined in Sec. 12 (1) below); (ii) an initial public offering of shares of the Company; (iii) the liquidation of the Company (but not in the context of an insolvency); and (iv) any transfer of any shares by ARCADE except for share transfers under Sec. 15 (1) if the acquirer assumes this payment obligation. Nothing in this Sec. 3 (4) shall be interpreted to grant to the Company any right or claim to the additional payment by ARCADE.
Sec. 4
General Obligations with regard to Capital Increases / Syndication
(1)	To the extent necessary to implement Secs. 2 and 3, the Shareholders shall waive their statutory subscription rights for the First and Second Capital Increase.

(2)	The Parties shall make any and all statements and undertake any and all actions necessary or appropriate, including the co-operation with the execution of any relevant notarial deeds, to implement the aforesaid resolutions set out in Secs. 1 to 3 as soon as reasonably practicable.
(3)	Each of the Investors listed on the cover page of this Agreement shall be entitled to transfer and assign its rights and obligations to subscribe and pay for shares from the First and Second Capital Increase to a third party, provided that such third party (i) meets the approval of Shareholders who hold (together) a majority of the shares held by all Shareholders at the time of the approval, and (ii) accedes to this Agreement as an Investor by a syndication and accession agreement as set forth in draft form as Appendix 4.3a hereto, which shall be accepted on behalf of all Parties by the respective Investor who transfers and assigns its rights and obligations. The same requirements shall apply to the third party investor or third party investors envisaged in Secs. 2(2) and 3(2) to invest in the First and Second Capital Increase, except that in such case, such third party investor shall accede to this Agreement as an Investor by an accession agreement as set forth in draft form as Appendix 4.3b, which shall be accepted on behalf of all Parties by any of the Investors.
Sec. 5
Default on Investment Obligation
(1)	If an Investor fails (i) to subscribe for shares from the First or Second Capital Increase, or (ii) to make any of the payments under Sec. 2 (2) and 3 (2), in each case within the time period provided for with regard to such subscription or payment in the respective Sections above plus a grace period of one additional week (“Default”), such Investor’s right to acquire shares from the respective First or Second Capital Increase shall lapse. In addition, such Investor (the “Defaulting Investor”) shall be obliged to transfer 50% of the shares held by such Investor at that time to the other Shareholders (who shall be entitled to acquire such shares pro rata to their shareholdings) for an aggregate consideration of EUR 1, such amount to be pro rated among the Shareholders receiving such transferred shares. The share transfer shall be implemented without delay upon the lapse of the respective applicable time period plus the grace period of one week, and the Defaulting Investor shall, in particular, provide all co-operation needed for the execution of the notarial deed of the share transfer. Secs. 9 – 11 of this Agreement shall not apply to such share transfer. The Company shall immediately inform all Shareholders of such lapse of time and failure to subscribe or make payments.
(2)	Each Investor hereby assigns, subject to the condition precedent that he commits a Default, all of the Relevant Claims (as defined hereinafter) to all other Shareholders (at the time of Default) pro rata to their shareholdings at the time of Default. The Relevant Claims are 50% of all claims of the Defaulting Investor for dividends, liquidation proceeds, trade sale proceeds and redemption compensation with respect to all of the shares held by him at the time of Default, provided, however, that such claims arise or become payable in the time period between the Default and the share transfer pursuant to Sec. 5 (1).
Sec. 6
Valera’s Covenant to obtain Shire Waiver/Licence
(1)	Valera hereby undertakes to obtain from Shire US Inc. a license to the Development Data for the development, manufacture, use, supply and sale of the Licensed Product in Ireland (each capitalised term as defined in the Termination Agreement, License Back and Option dated 21 December 2001 between Hydro Med Sciences, Inc. (n/k/a Valera Pharmaceuticals, Inc.) and Shire US Inc.).
(2)	If Valera fails to obtain from Shire such license by the lapse of six months as of the date of incorporation of the Company, Valera shall transfer to the Company without consideration such number of Valera’s shares which represent 0.5% of the entire outstanding shares of the Company at that time. All Parties shall in such event, without delay upon the lapse of six months after the incorporation of the Company, take all steps, measures and resolutions necessary to implement such share transfer, including – but not limited to – the shareholders resolution on the Company’s acquisition of such shares and the Company’s consent to such share transfer. Secs. 9 – 11 shall not apply to such share transfer.
Sec. 7
Other Covenants
(1)	Valera and the Investors shall ensure that immediately upon the Company’s incorporation the Company will accede to this Agreement by signing it.
(2)	Valera hereby offers to the Company or any of its subsidiaries the conclusion of the Licence and Distribution Agreement set out in Appendix 7.2, and all Parties shall ensure that the Company or its appropriate subsidiary without delay accepts such offer and enters into said Distribution and Licence Agreement upon the Company’s or the appropriate subsidiary’s incorporation.
(3)	It is the parties’ joint intention that the Company sets up subsidiaries and a structure as set out in Appendix 7.3 as amended from time to time by the Company’s management with the approval of the Company’s supervisory board. The Parties shall make any and all statements and undertake any and all actions necessary or appropriate to implement the aforesaid structure as soon as reasonably practicable, provided, however, that no Shareholder shall be obliged under this Sec. 7.3 to accept or enter into any financial obligations other than expressly provided for in this Agreement. The Parties agree to procure that the articles of association or similar instruments of any future subsidiaries of the Company will be established in such a manner that they will provide that prior approval of the respective subsidiary’s shareholders meeting shall be required for those resolutions or actions by such subsidiary’s management for which, if such resolution or action was to be taken by the management of the Company, the management would require the consent of the Company’s supervisory board, thus ensuring that any such resolution or action ultimately requires the consent of the supervisory board of the Company.
(4)	All Parties shall ensure that the Company without delay upon its incorporation issues the Management Rights Letter attached in draft form as Appendix 7.4 hereto to TVM LP as well as to TVM KG. By signing and acceding to this Agreement, the Company undertakes to issue such Management Right Letters without delay.
Sec. 8
Intellectual Property Rights
(1)	The parties agree that JFLAB does not have any rights in or relating to intellectual property rights (including, without limitation, any inventions, patents, copyrights and other industrial property rights, especially with a view to software and related materials or rights for remuneration) (hereinafter collectively referred to as the “IP Rights”) in the field of speciality urology and endocrinology products (the “Field”). For the avoidance of doubt, JFLAB hereby offers to transfer to the Company or the appropriate subsidiary, to the extent legally possible, any and all IP Rights owned by him in the Field without any additional compensation. Where such transfer is not possible for any legal reasons, JFLAB herewith offers to grant to the Company or the appropriate subsidiary an exclusive and irrevocable licence to use such IP Rights for all currently known uses without any fee or other consideration being payable. The offered grant of licence is as broad as legally possible and shall specifically, without limitation, be unlimited (in respect of duration, territorial scope and scope of the rights concerned), exclusive, transferable and shall include the right to modify the IP Rights and to grant sub-licences to third parties. The licence shall also include the permanent or temporary reproduction of the work results by any means and in any form, in part or in whole, the loading, displaying, running, transmission or storage of the work results, the translation, adaptation, arrangement and any other alteration of the work results and the reproduction of the results thereof, without prejudice to the rights of the person who alters the work results, any form of distribution to the public, including the rental, of the original work results or of copies thereof, and the right to make available to the public the work results by any means.
(2)	Where the above transfer of rights and the grant of licences requires any further deeds, acts or declarations, JFLAB agrees to give and make any such deeds, acts and declarations forthwith. Any costs accruing in this context shall be borne by the Company or the appropriate subsidiary.
(3)	At the request of the Company or the appropriate subsidiary, JFLAB shall demonstrate and explain all IP Rights, know-how and any knowledge or work results in the Field to an expert named by the Company or the appropriate subsidiary and answer all questions such expert may have. JFLAB shall make available to the Company or the appropriate subsidiary all of his documentation on IP Rights, know-how and any knowledge or work results in the Field.
Sec. 9
Transfer of Shares / Notification
(1)	In the event that a Shareholder intends to transfer all or part of his shares in the Company to any third person (including other Shareholders) with or without consideration, or to enter into any commercially equivalent transaction (the “Selling Shareholder”), the Selling Shareholder shall be obliged to notify the other Shareholders of such intent in writing (the “Notification”) with a copy to the chairman of the Company’s supervisory board.
(2)   The Notification of the Selling Shareholder shall contain the following information:
a)	name / firm name and address / registered office of the Selling Shareholder;

b)	name / firm name and address / registered office of the prospective purchaser;

c)	description of business of the prospective purchaser;

d)	purchase price or other consideration for the proposed transfer, if any;

e)	due date for payment of the purchase price and / or other consideration, if any;

f)	number of shares to be transferred;

g)	representations and warranties as well as indemnities to be given and covenants to be assumed by each party to the proposed transfer.
(3)	If, however, the Selling Shareholder intends to transfer shares for consideration other than cash, the Selling Shareholder shall, for the purpose of the right of first refusal under Sec. 10, indicate in the Notification the value of any non-cash consideration in cash according to the consideration’s fair market value. In the event that another Shareholder has reasonable doubt as to the accuracy of the consideration’s value, such Shareholder (the “Objecting Shareholder”) shall inform the Selling Shareholder accordingly in writing within two weeks as of the receipt of the Notification, indicating the value which the Objecting Shareholder believes to be accurate, with a copy of such information to all other Shareholders. If the Objecting Shareholder and the Selling Shareholder do not agree within a period of one week on the value of the non-cash consideration or on an expert to ultimately determine the non-cash consideration’s fair market value, such value shall be ultimately determined by an auditor nominated by the chairman of the Dutch Institute for Chartered Accountants (Nederlands Instituut voor Register Accountants – NIVRA -) (the agreed expert or auditor nominated by NIVRA hereinafter: the “Expert”). Such determination by the Expert shall be finally binding for the purpose of the right of first refusal under Sec. 10. The Selling Shareholder shall notify in writing all other Shareholders of the so determined fair market value of the non-cash consideration immediately upon its determination with a copy to the chairman of the Company’s supervisory board, and the Notification shall be deemed accordingly amended with regard to the purchase price / consideration, and received by the other Shareholders only upon receipt of the notification on the non-cash consideration’s fair market value as determined by the Expert. The cost of the Expert’s determination of the non-cash consideration’s fair market value shall be borne by the Objecting Shareholder, if the determined value is closer to the Selling Shareholder’s indication of value in the Notification, and by the Selling Shareholder if the determined value is closer to the Objecting Shareholder’s indication of value.
Sec. 10
Rights of First Refusal
(1)	In the event that a Shareholder intends to sell his present or future shares in the Company for consideration (purchase / swap / contribution against shareholder’s rights, etc.) the Shareholders (other than the Selling Shareholder) shall have a right of first refusal as set forth in the following provisions to acquire the shares, which the Selling Shareholder intends to sell, at the terms and conditions set forth in the Notification pursuant to Sec. 9 (2) and (3).
(2)	Within 30 days of receipt of the Notification, each Shareholder (other than the Selling Shareholder), who wishes to exercise a right of first refusal, shall state in writing to the Selling Shareholder the maximum number of shares (the “Acquisition Limit”) he is willing to acquire at the terms and conditions set forth in the Notification pursuant to Sec. 9 (2) and (3) (hereinafter: the “Purchase Statement”) with a copy to the chairman of the Company’s supervisory board. Such statement shall be binding in accordance with Sec. 10 (3), (4) and (5) below.
(3)	If the aggregate number of shares that all Shareholders (other than the Selling Shareholder) have stated to be willing to acquire within the aforesaid 30-day-period falls short of the aggregate number of shares which the Selling Shareholder intends to sell pursuant to the Notification, the Selling Shareholder shall inform all other Shareholders accordingly, and no right of first refusal shall apply at all. The Selling Shareholder, subject to the Shareholders’ Tag-Along Rights pursuant to Sec. 11 and the provisions of Sec. 14, shall be entitled to sell his shares, but only in strict accordance with the Notification, within two months upon the lapse of the aforesaid 30-days-period. The purchase agreement between the Selling Shareholder and the purchaser shall be submitted to the chairman of the Company’s supervisory board for review immediately.
(4)	If the Shareholders (other than the Selling Shareholder) within the 30-day-period set forth in Sec. 10 (2) state to be willing to acquire in aggregate all of, or even more than, the shares which the Selling Shareholder intends to sell pursuant to the Notification, the Shareholders, who have issued a Purchase Statement, shall have (and shall be deemed to have exercised by way of their Purchase Statements) a right of first refusal with regard to all of the shares, which the Selling Shareholder intends to sell. Such right of first refusal shall vest with its holders (and be deemed to be exercised by way of the Purchase Statements) — up to each holder’s Acquisition Limit — pro rata to their shareholdings (including common shares, if any) inter se if and to the extent that more than one Shareholder have issued Purchase Statements.
(5)	If a right of first refusal applies pursuant to Sec. 10 (4), the Selling Shareholder shall be obliged vis-à-vis each holder of such right of first refusal, and each holder of such right of first refusal shall be obliged vis-à-vis the Selling Shareholder, to sell/purchase and transfer shares in accordance with (i) the terms and conditions set forth in the Notification pursuant to Sec. 9 (2) and (3), and (ii) the respective Purchase Statement pursuant to Sec. 10 (2) above and allocation pursuant to Sec. 10 (4) above.
Sec. 11
Tag-Along Rights
(1)	The Shareholders shall be entitled to request from any Selling Shareholder, to the extent that the latter is entitled under Sec. 10 (3) to sell shares to the purchaser named in the Notification and provided that the purchaser is not one of the Shareholders, to co-sell shares held by the Shareholders (other than the Selling Shareholder) to the purchaser named in the Notification at the same terms and conditions as stated therein (the “Tag-Along Right”). Each Shareholder (other than the Selling Shareholder) may (i) request the co-sale of shares and (ii) state to be willing to acquire shares of the Selling Shareholder under his right of first refusal pursuant to Sec. 10 at the same time to the effect that the co-sale shall occur if no rights of first refusal apply pursuant to Sec. 10 (3). No co-sale rights shall apply with regard to a sale and transfer of shares in exercise of the right of first refusal pursuant to Sec. 10.
(2)	The Tag-Along Right shall be exercised within the 30-days-periods under Sec. 10 (2) by written declaration to the Selling Shareholder with a copy to the chairman of the Company’s supervisory board, stating the number of shares which the respective Shareholder wishes to be co-sold. If the respective Shareholder considers the purchaser named in the Notification a competitor of the Company or a company affiliated with such competitor, and on this basis asserts Sec.11 (4) below to apply, he shall state this, too, in the written declaration (“Assertion of Competition”).
(3)	In the event that the purchaser named in the Notification is not willing to purchase all of the shares that the Selling Shareholder and the Shareholders wish to be sold, the Selling Shareholder shall not be entitled to sell shares to the purchaser unless (and subject to Sec. 11 (4) below) shares of the Shareholders who have requested the co-sale of shares pursuant to Sec. 11 (2) are being sold to the purchaser pro rata (i.e., the same percentage of the respective shareholdings — prior to the sale — of the Selling Shareholder and the Shareholders, who have requested a co-sale, are being sold).
(4)	The provisions of Sec. 11 (3) notwithstanding, the Selling Shareholder shall not be entitled to sell shares to the purchaser without all of the shares that the Shareholders requested to be co-sold being equally sold, if the purchaser named in the Notification is a competitor of the Company or a company affiliated with such competitor, or if, as a result of the share sale, the purchaser (and, if applicable, all companies affiliated with the purchaser) would hold more than 50% of the Company’s share capital. Subject only to a final and binding court decision, an Assertion of Competition shall be binding on all parties for the purposes of this Sec. 11 (4).
Sec. 12
Drag-Along Rights
(1)	Investors, who hold (together) a Qualified Investor Majority (as defined in Sec. 23 (1) below), are entitled to demand from all Shareholders (i) to sell their shares to one or more third parties (other than companies affiliated to, or private equity or venture capital funds regularly managed or advised — with regard to its investment activities — by any of the Shareholders or their affiliated companies, or managed or advised — with regard to its investment activities — by the same manager or advisor that regularly manages or advises any of the Shareholders) or to transfer their shares in the course of a merger, a contribution or a similar transaction (such sale of shares or transfer of shares in the course of a merger, a contribution or a similar transaction hereinafter: “Trade Sale”) or (ii) to participate in and support the sale of more than 50% of the tangible and intangible assets of the Company (calculated at fair market values) (such sale of assets hereinafter: “Asset Deal”).
(2)	The person to be authorised to negotiate the terms and conditions of a Trade Sale pursuant to Sec. 12 (1)(i) or an Asset Deal pursuant to Sec. 12 (1)(ii) with a third party (the “Negotiator”) shall be equally determined by Investors, who hold (together) a Qualified Investor Majority (as defined in Sec. 23 (1) below). Herewith, all of the Shareholders instruct the Negotiator to negotiate all terms and conditions with the prospective purchaser on their behalf. No Party shall be obliged to pay any fees to the Negotiator (unless otherwise agreed), or to make any other payments to the Negotiator with regard to the negotiation of the Trade Sale or the Asset Deal, other than a customary fee for the Negotiator that will be deducted from the proceeds of a completed Trade Sale or the Asset Deal which had been negotiated by the Negotiator. The authorisation (Beauftragung) shall be valid during the term of this Agreement and shall continue to be valid even after a Shareholder’s death. The Negotiator shall keep the Shareholders informed about the negotiations of the Trade Sale or the Asset Deal and shall act in the interest of all Shareholders. The Negotiator shall in particular ensure that the Shareholders’ interest in achieving a high price as consideration and reasonable representations, warranties, indemnities and covenants for the Trade Sale or the Asset Deal be duly considered.
(3)	The Negotiator shall without undue delay submit a draft shareholders’ sales offer negotiated with a third party purchaser (hereinafter: the “Final Draft Offer”) to the Shareholders and the chairman of the Company’s supervisory board. Upon the receipt of the Final Draft Offer and a written approval thereof by Investors, who hold (together) a Qualified Investor Majority (as defined in Sec. 23 (1) below) (the “Investors’ Approval of the Offer”), the Company through the chairman of its supervisory board shall immediately inform the Shareholders in writing and submit the Final Draft Offer to them.
(4)	In the event that the Final Draft Offer meets the following requirements, all Shareholders shall submit, within two weeks after receiving the Final Draft Offer and the information on the Investors’ Approval of the Offer, a duly signed and binding sales offer in accordance with the Final Draft Offer to the Negotiator for passing it on to the purchaser:
a)	95% or more of the Company’s shares shall be included in the Trade Sale or more than 50% of the tangible and intangible assets of the Company shall be included in the Asset Deal; the term to accept the offer shall not exceed four weeks, and the Trade Sale or Asset Deal shall become unconditionally effective or ineffective no later than three months after the acceptance of the offer;

b)	the consideration to be paid shall be in cash or shall be a divisible non-cash consideration (e.g. shares) and shall, in case of a Trade Sale, be distributed among the Shareholders in proportion to their respective participation in the Company’s share capital at the time of the Trade Sale or, if Sec. 5 (2) above applies, in the proportion set forth therein;

c)	up to the amount that tax accrues as a result of the sale, the consideration to be paid to the Shareholders shall fall due and be liquid to an extent that enables the Shareholders to timely pay any accrued tax;

d)	(i) the liability of each Shareholder with regard to representations, warranties, indemnities and covenants granted to the purchaser in connection with the Trade Sale or the Asset Deal, and any other obligations or liabilities in this regard shall be as customarily agreed in such transactions and shall for each Party be limited in the aggregate at maximum to the consideration received by such Party pursuant to lit. (b), (ii) the representations, warranties and indemnities in the event of a Trade Sale shall for all Shareholders who have not held a management position in the Company within the last 12 months prior to the conclusion of the agreement on the Trade Sale or Asset Sale be limited exclusively to representations and warranties regarding the existence and unrestricted legal title to the shares (including the non-existence of third party rights in the shares), full payment of the share capital attributable to them (including non-repayment), and their unrestricted transferability, which representations and warranties are only to be given by the Shareholders with respect to the shares sold by the respective Shareholder, and (iii) the Shareholders are only severally liable.
If these requirements are met, the Shareholders shall, furthermore, immediately submit all declarations and undertake all measures, which the implementation of the Trade Sale or the Asset Deal requires, in particular but not limited to shareholders’ resolutions or filings for court or administrative clearances, permissions or authorisations.
(5)	Sec. 9 to 11 and 14 shall not apply to any Trade Sale entered into pursuant to this Sec. 12, except that Valera shall be entitled to exercise a right of first refusal upon receipt of the Final Draft Offer and the information on the Investors’ Approval of the Offer by submitting to the Negotiator within two weeks from such receipt a duly signed and binding offer to purchase and acquire the shares in the Company at the terms and conditions set forth in the Final Draft Offer. This right of first refusal of Valera shall, however, not apply (i) if the Investors, who exercise their right to demand a Trade Sale pursuant to Sec. 12 (1) through (4) have requested from Valera- prior to such demand — an offer from Valera for Valera’s purchase of the entire shares of the Company (the “Valera Offer”), with such offer to be granted within three months as of the request by the Investors (the “Valera Offer Period”) and with an acceptance period of at least six months, and (ii) unless Valera has made a Valera Offer within the Valera Offer Period and the purchase price of the Valera Offer exceeds the purchase price of the

Final Draft Offer. Notwithstanding the foregoing, if Valera has made an offer to acquire either all shares held by all Shareholders other than Valera or all assets of the Company, then for a period of nine months after the date of such offer, neither the Shareholders nor the Company shall engage in a Trade Sale or Asset Deal at an aggregate purchase price that is less than the aggregate purchase price offered by Valera.
(6)	Upon an Asset Deal pursuant to this Sec. 12, Investors, who hold (together) a Qualified Investor Majority (as defined in Sec. 23 (1) below), shall be entitled, within a time period of six months as of the implementation of the Asset Deal, to request from all Shareholders to resolve the dissolution and liquidation of the Company without undue delay.
Sec. 13
Restrictions of Transfer
(1)	The Company’s shares shall be registered in the shareholders’ names. In order to ensure that shares are solely transferred in compliance with this Agreement, the transferability of the shares in the Company shall be restricted and any transfer shall require the Company’s previous consent. The Company’s consent shall be required for the transfer of shares in the Company irrespective of whether a share certificate has been issued.
(2)	This Sec. 13 as well as Secs. 9, 10, 11 and 14 shall apply mutatis mutandis to any transfer by JFLAB of any shares in ARCADE (which is currently owned 50.6% by JFLAB), as well as to any other measure which entails that JFLAB does no longer exercise control over ARCADE.
(3)	The Company shall be obliged to grant its consent to the transfer of shares if the transfer is in compliance with the provisions of this Agreement; otherwise, the Company shall not consent to the transfer of shares. The Company’s consent shall be decided upon by the Company’s supervisory board.
Sec. 14
Share Transfers and Share Issuance under Accession to this Agreement
Shares in the Company shall in no event – except as expressly provided otherwise in this Agreement – be transferred or issued to an acquirer, who is not yet a Party to this Agreement, unless the acquirer has previously signed and acceded to this Agreement as Party hereto. Sec. 20 (3) and (4) apply. Sec. 9 – 11 remain unaffected.
Sec. 15
Transfers to Affiliated Companies and Funds
(1)	Sec. 9 – 11 shall not apply to any transfers of shares with or without consideration by any Shareholder to affiliated companies and/or to other private equity or venture capital funds (in whatever legal form, e.g., companies, partnerships or other entities; hereinafter: “Funds”) regularly managed or advised — with regard to their investment activities — by such Shareholder, by an affiliated company of such Shareholder or by the same manager or advisor that regularly manages or advises — with regard to its investment activities — such Shareholder. With reference to Sec. 19, Sec. 9 – 11 shall equally not apply to any transfers of shares by TVM KG, TVM LP or any of their permitted transferees under the preceding sentence to KfW or an affiliated company of KfW, provided that this exemption from Sec. 9 – 11 shall be limited to the transfer of such number of shares that corresponds to the portion of TVM KG’s and TVM LP’s investment, which is refinanced by KfW, and shall in no event extend to more than 20% of all of the shares in the Company held by TVM KG, TVM LP and their permitted transferees under the preceding sentence immediately prior to such share transfer.

(2)	Sec. 15 (1) shall in no event apply to the transfer of shares to a portfolio company of the respective Shareholder.
Sec. 16
Stock Incentive Scheme
(1)	The Parties agree that a Stock Incentive Scheme shall be implemented at the Company for the purpose of granting to the management of the Company, its employees and / or its supervisory board members, advisors, or similar beneficiaries in aggregate options to shares in the Company or economically comparable rights (one or the other hereinafter: “Option Rights”) up to an aggregate amount equivalent to 10% of the aggregate (fully diluted) number of outstanding shares of the Company, including the shares reserved under the Stock Incentive Scheme. As a general rule, the Option Rights shall be subject to a vesting over three or four years, and the specific terms as well as the allocation of the Option Rights shall be subject to the approval of the Company’s supervisory board.
(2)	The Parties further agree that from the overall amount of Option Rights to be granted pursuant to Sec. 16 (1), Option Rights to an aggregate amount equivalent to 1.5% of the aggregate (fully diluted) number of outstanding shares of the Company shall be reserved for members of the Company’s supervisory board. Sec. 17 (4) lit. c) shall not apply in this respect.

(1)
Sec. 17
Supervisory Board
(1)	The Company’s supervisory board shall consist of five members. The Shareholders shall exercise their voting rights at elections of the supervisory board as follows:
a)	one member of the supervisory board (and a respective substitute member) shall be appointed as nominated by Valera;

b)	one member of the supervisory board (and a respective substitute member) shall be appointed as nominated jointly by TVM LP and TVM KG;

c)	one member of the supervisory board (and a respective substitute member) shall be appointed as nominated jointly by LSOFI and LSOF;

d)	one member of the supervisory board (and a respective substitute member) shall be appointed as nominated by simple majority of the Investors.
A further member of the supervisory board (as well as the respective substitute member) shall be elected by the Shareholders’ meeting of the Company with simple majority, provided, however, that this candidate (as well as the substitute member) shall be an independent member and industry expert with proven success, network and regulatory and/or marketing expertise in global pharmaceutical industry. Nominations and appointments of supervisory board members shall not exceed the time period from the date of such nomination/appointment to the ordinary annual shareholders meeting of the calendar year following the year of nomination and appointment.
(2)	The nomination rights set forth above shall apply mutatis mutandis with regard to the removal of members of the supervisory board. Retiring members of the supervisory board shall be replaced pursuant to the provisions set forth in Sec. 17 (1) above. Any nomination right set forth in Sec. 17 (1) litt. a) through c) shall expire if and when the shareholding of the respective holder of such nomination right (and any of its permitted transferees under Sec. 15 (1) above) falls below 10% of the entire outstanding shares of the Company, except that Valera’s nomination right pursuant to Sec. 17 (1) lit. a) shall not expire as long as Valera’s shareholding amounts to at least 5% of the entire outstanding shares of the Company and 50% or more of the entire net sales of the Company and its subsidiaries within the respective last calendar quarter (from time to time) have been made by the Company and its subsidiaries with products supplied by Valera.
(3)	Each of the Shareholders undertakes individually for himself vis-à-vis each other Shareholder to vote in any Shareholders’ meeting of the Company resolving on the election of members of the supervisory board in favour of the candidates nominated pursuant to Sec. 19 (1) above.
(4)	The Parties shall, to the extent legally permissible and respecting the independence of the supervisory board and its members, use their best efforts and all influence they have to the effect that
a)	the Company’s supervisory board shall hold meetings at least quarterly at the Company’s registered seat or at any other place which the majority of the Company’s supervisory board deems from time to time appropriate;

b)	the members of the supervisory board and of the management board shall be granted a Directors’ and Officers’ liability insurance at the Company’s costs with a sufficient coverage, but at least in the amount of EUR 1,000,000.00 per insured event, provided that such insurance is available for the Company at reasonable conditions;

c)	only the independent industry experts nominated as members of the supervisory board under Sec. 17 (1) above shall be granted by the Shareholders’ meeting an appropriate cash remuneration for their services as members of the supervisory board; Sec. 16 (2) remains unaffected;

d)	the transactions and measures listed in the rules of procedure for the Company’s management board, as attached as Appendix 1.4 hereto shall be subject to supervisory board approval requiring the consent of each of the three supervisory board members nominated pursuant to Sec. 17 (1) litt. b), c) and d).
Any reasonable disbursements of members of the supervisory board in connection with board meetings, especially travel expenses shall be refunded by the Company.
Sec. 18
Information
(1)	To the extent legally permissible, and with the consent of all Shareholders hereto being hereby granted, the Company shall be obliged to forward the following information to each Shareholder:
a)	audited annual financial statements within 90 days after the end of the respective fiscal year;

b)	annual business plan and budget including in particular without limitation planned balance sheet, planned profit and loss statement and planned cash flow statement for the forthcoming business year no later than 30 calendar days before the beginning of each business year;

c)	monthly written reports on business operations no later than 21 calendar days after the end of each month including unaudited financial statements (profit and loss statements, balance sheets and statement of cash flows, plan versus actual budget, liquidity status, number of employees) along with key operating parameters as well as management discussion and analysis of all relevant details.
(2)	All Shareholders shall keep secret and not disclose any confidential information concerning the Company. Exempt from this confidentiality covenant, however, is the passing on of information to the Shareholders’ shareholders, partners or investors (as the case may be) who are under a duty to keep such information confidential, as well as any disclosure of information required by law, by any stock exchange, by court or administrative order, or by any regulatory authority, to which any of the Parties may be subject. All Shareholders also shall abide by all confidentiality requirements of any agreements entered into by the Company, including the License and Distribution Agreement between the Company and Valera.

Sec. 19
Refinancing by KfW
(2) TVM KG’s Investment into the Company is partly refinanced by Kreditanstalt für Wiederaufbau (“KfW”). The Parties acknowledge that such investment is subject to certain restrictions and agree to be bound by the provisions set forth in Appendix 19a hereto. Furthermore, the Parties acknowledge that TVM KG requires the internal approval by KfW in case of any amendments to this Agreement. The Company, upon its incorporation, shall without delay sign the KfW Rights Letter as attached hereto in draft form as Appendix 19b.
Sec. 20
Effective Date / Succession of Rights
(1)	This Agreement shall become effective upon its being signed by Valera and the Investors, and shall remain in effect until terminated in writing by Shareholders holding (together) 75% (or more) of the shares in the Company held by all Shareholders at the time of termination with effect for all Parties, except that its provisions in Secs. 9 — 23 shall lapse and become ineffective at an earlier date, if and when the shares in the Company or substituting securities are first listed on a domestic or foreign stock exchange with the consent of Shareholders who hold (together), at the time of the consent, at least 60% of the shares in the Company held by all of the Shareholders from time to time, or upon the implementation of a Trade Sale, irrespective whether effected by exercising Drag-Along Rights pursuant to Sec. 12 above or not. To the extent legally permissible, any termination of this Agreement by a Party hereto is excluded. This Agreement shall apply to all shares held from time to time by any of the Parties hereto. Any provisions herein relating to the transfer of shares in the Company (in particular, but not limited to, rights of first refusal, tag-along rights, drag-along rights) shall accordingly apply to any rights to acquire shares, e.g., share options, warrants, subscription rights etc.
(2)	This Agreement shall be binding upon the Parties irrespective of whether the Company and all of its shareholders have become a Party hereto, and it shall continue to be binding even if one or several Parties cease to be shareholders of the Company. If a Party to this Agreement other than the Company and JFLAB transfers all of its shares and rights to shares in the Company, such Party shall cease to be Party to this Agreement with effect for the future (but not affecting any rights and obligations that have at this point of time already arisen hereunder).
(3)	This Agreement shall be binding upon all Parties that may accede to it in the future. Herewith, the Parties irrevocably offer to future shareholders the accession to this Shareholders’ Agreement; this shall in particular apply to persons who exercise option rights granted under the Company’s employee incentive scheme and to persons or entities that acquire shares in accordance with this Agreement. Herewith, the Shareholders irrevocably authorise the Company to receive and accept respective declarations of accession from any third party future shareholder.
(4)	In the event that shares in the Company are transferred, the new shareholder shall, except if expressly provided otherwise in this Agreement, enter into all of the rights and obligations of the transferring shareholder under this Agreement. The separate transfer of rights and obligations from or in connection with this Agreement shall – except as stated in the preceding sentence and unless stated otherwise in this Agreement – be excluded.
Sec. 21
Delivery Addresses and Authorised Recipients
(1)	Each Shareholder shall at any time maintain a mailing address and fax number, and keep at all times the Company and the other Shareholders informed thereof. As of the date of this Agreement, the Parties may direct any and all communication, in particular any and all notifications, statements, declarations, demands and information to be issued in connection with this Agreement or the shareholding in the Company to any other Party hereof to the persons and addresses (and such communication, notifications, statements, declarations, demands and information shall be deemed received if delivered to the persons and addresses) as stated in Appendix 21.1. The Persons listed in Appendix 21.1 also shall be deemed to be authorised to issue any and all notifications, statements, declarations, demands and information to be issued in connection with this Agreement or the shareholding in the Company to any other Party hereof.
(2)	In case of a change of address of any Party hereto, such Party shall immediately inform all other Parties of such change of address in writing, with such change of address taking effect for the purposes of Sec. 21 (1) two weeks upon receipt of such information by the other Parties.
(3)	Any communication, notification, statement, declaration, demand and information that is required under this Agreement to be made in writing shall suffice to be sent by telecopy.
Sec. 22
Amendments to and Cancellation of this Agreement
(1)	This Agreement may be amended or cancelled with effect for the future (but not affecting any rights and obligations that have at this point of time already arisen hereunder) by way of an agreement among Shareholders holding (together) 75% (or more) of the shares in the Company held by all Shareholders at the time of such agreement with effect for all Parties (hereinafter: a “Majority Amendment”), provided, however, that no amendments to this Agreement shall be made to the disadvantage of a specifically named Shareholder (instead of all Shareholders or any other group of Shareholders defined under this Agreement, e.g., the Investors) without such Shareholder’s consent; and provided, further, that the provisions of Sec. 17(1)(a)-(c) shall not be amended without the consent of the party named in such subsection. In addition, if obligations or covenants of the Company shall be created, the Company’s consent shall be required.
(2)	In order for any Majority Amendment to become effective, (i) a copy of the respective agreement pursuant to Sec. 22 (1) above must be sent by registered mail to every Shareholder, who has not signed such agreement, and (ii) a copy of the respective agreement together with copies of the mail registration certificates to all other Shareholders must be sent to the Company. Upon receipt of such documents by the Company, the Majority Amendment shall become effective, and the Company shall accordingly inform all Shareholders in writing without undue delay, enclosing a copy of the respective agreement pursuant to Sec. 22 (1). If a Shareholder believes, for whatever reason, that this Agreement has not been validly amended to the effect as set forth in the information received by the Company, he shall notify the Company thereof in writing within three weeks as of the receipt of the information. Otherwise the Shareholder’s consent to the amendment as set forth in the information by the Company shall be deemed granted.
(3)	In case of a Majority Amendment, the requirement of any amendments to this Agreement to be in writing (Sec. 23 (7) below) is met if the agreement among Shareholders holding (together) 75% (or more) of the shares in the Company held by all Shareholders at the time of such agreement is in written form.
(4)	Investors, who hold (together) a Qualified Investor Majority (as defined in Sec. 23 (1) below), shall have the right to determine the terms and conditions of further financing rounds of the Company, and to request from all other Shareholders and the Company to consent to such terms and conditions and make all declarations and take all actions required (except for entering into financial obligations) to implement such financing rounds, provided that all Shareholders shall be granted the right to invest pro rata in each further financing round and that the terms and conditions of such financing rounds shall not be more onerous on some investing Shareholder than on others. The terms and conditions of further financing rounds to be determined by Investors holding a Qualified Investor Majority (as defined in Sec. 23 (1) below) may, in particular, include (but shall not be limited to):
a)	the introduction and issuance of shares of preferred stock, carrying preference rights like a liquidation and exit proceeds preference, a dividend preference, drag along, tag along and first refusal rights superior to the respective rights of shares of common stock, IPO demand rights and a right to anti dilution protection;

b)	the conversion of any investor’s shares of preferred stock into common stock, and loss of preference rights, in case such investor does not invest pro rata to other existing investors from time to time in the then following financing rounds (“pay to play”).
Sec. 23
Miscellaneous
(1)	The term “affiliated company” or “company affiliated with ...” shall, for the purposes of this Agreement, be understood to be any group company (groepsmaatschappij) as defined in article 2:24b of the Dutch Civil Code. The term “Qualified Investor Majority” shall, for the purposes of this Agreement, be understood as 60% (or more) of all of the shares held by all of the Investors in the Company from time to time; this term shall not imply a requirement to hold a meeting or have a formal vote among the Investors.
(2)	The liability of the Investors for any and all obligations under this Agreement shall not be jointly in nature, but severally only. This applies, in particular for (but not limited to) the payment and subscription obligations under Secs. 1, 2 and 3 of this Agreement.
(3)	The Parties shall ensure that the Company arranges for Key-Man-Insurance for JFLAB in the amount of EUR 1,000,000 payable in favor of the Company.
(4)	The Parties shall each bear their own costs incurred in connection with this Agreement, provided, however, that the Investors shall be entitled to deduct from their premium payments in the context of the foundation of the Company and of the First Capital Increase the costs incurred in the context of this transaction for legal and tax advice. The Parties agree that the Company shall bear, to the extent legally admissible, any costs and fees of registration and the notary in connection with its foundation and the capital increases provided for in this Agreement.
(5)	In the event that provisions of this Agreement contradict provisions of the Company’s articles of association (Satzung), this Agreement shall prevail to the extent legally permissible. The Parties acknowledge and agree that the arrangements included in this Agreement which relate in any way to the transfer of shares, are different from the transfer restriction clauses in the articles of association of the Company. This deviation, however, is expressly agreed and accepted by the Parties in their mutual contractual relations as established through this Agreement. The Parties hereby agree to act in accordance with the provisions of this Agreement and to co-operate in the effectuation of any transaction in accordance with the provisions of this Agreement, including co-operation with the execution of any additional documents, waivers, resolutions and/or notarial deeds necessary or relevant for such transaction. In particular, each of the Parties agrees to waive any rights under the articles of association of the Company to the extent such waiver is necessary to procure that the provisions of this Agreement may be applied in such manner as is described herein.
(6)	The Parties shall maintain confidentiality about the content of this Agreement and its execution; provided that Valera may disclose the existence of this Agreement and its contents, and file this Agreement with applicable regulatory authorities, as required by law. The exemptions provided for in Sec. 18 (2) shall apply accordingly. Valera and the Investors shall agree on the content, timing and format of any press release in connection with the conclusion and implementation of this Agreement.
(7)	Any amendments to this Agreement, including amendments to or waivers of this form requirement, must be in written form in order to be effective.
(8)	In the event that a provision of this Agreement is or becomes partly or entirely invalid or if this Agreement contains a gap or omission, the validity of the remaining provisions of this Agreement shall not be affected thereby. The Parties shall be obliged to replace the partly or entirely invalid provision with a valid provision, which the Parties would have agreed on, had they been aware of the invalidity of the respective provision. The same shall apply in the event that this Agreement contains a gap or omission.
(9)	This Agreement shall be governed by Dutch law under exclusion of its rules of conflict of laws. To the extent legally permissible, the place of jurisdiction and place of performance shall be Amsterdam.

                    , this 17 July 2006

/s/ B. Seibel	/s/ B. Seibel

TVM Life Science Ventures VI L.P.	TVM Life Science Ventures VI GmbH & Co. KG

/s/ James Gale	/s/ James Gale

Life Sciences Opportunities Fund (Instititutional) II, L.P.	Life Sciences Opportunities Fund II, L.P.

/s/ Jean-Francois Labbé	David S. Tierney

ARCADE SARL	Valera Pharmaceuticals Inc.

26.06 2006

/s/ Jean-Francois Labbé	/s/ Jean-Francois Labbé

Jean-François Labbé	Spepharm Holding B.V.
(3)

List of Appendices

Appendix 1.2:	Articles of Association of the Company

Appendix 1.3:	Terms of Service Agreement of JFLAB

Appendix 1.4:	Rules of Procedure for the Management

Appendix 1.5:	Draft Loan Agreement

Appendix 4.3a/b:	Accession Forms for Third Party Investor(s) (First and/or Second Capital Increase)

Appendix 7.2:	Distribution and Licence Agreement

Appendix 7.3:	Group Structure

Appendix 7.4:	Management Rights Letter

Appendix 19a/b:	KfW Provisions / KfW Rights Letter

Appendix 21.1:	Delivery Addresses and Authorised Recipients